WinStar To Acquire  850 MHz of  Bandwidth  in New York City From  CellularVision
USA; Purchase Will Increase WinStar's Spectrum Holdings in Largest U.S. Telecommunications Market to 1,750 MHz

NEW YORK--(BUSINESS WIRE)--July 13, 1998--WinStar Communications, Inc. (NASDAQ -
WCII) today announced it has agreed to purchase 850 MHz of bandwidth in New York City from CellularVision USA, Inc. (NASDAQ - CVUS). The bandwidth is being disaggregated from CellularVision's LMDS license for the New York area, and will be combined with WinStar's existing 38 GHz licenses to establish a total spectrum position of 1,750 MHz.

"Through this transaction, WinStar will have an unprecedented capability to bring 21st century communications services to the most important business and financial market in the world," said William J. Rouhana, Jr., WinStar's Chairman and Chief Executive Officer. "This is the largest amount of spectrum ever held in a single city, and we expect it will enable us to provide a comprehensive range of high-speed voice, video and data services. Additionally, when the company's point-to-multipoint network architecture is deployed in New York, it will leverage these spectrum assets and enable WinStar to bring fiber-equipment broadband services to thousands of office buildings and multiple dwelling units which have not been directly connected to the emerging information superhighway," added Rouhana. The purchase further solidifies WinStar's industry leadership at a national level, raising the company's average bandwidth in the top 50 U.S.
markets above 750 MHz.

WinStar's enhanced bandwidth holdings in New York will cover a population of more than 8 million and total approximately 145 million channel pops (covered population times the number of 100 MHz equivalent channels). WinStar has agreed to pay CellularVision $32.5 million in cash for the additional spectrum. The transaction is expected to close in the fourth quarter of 1998, after FCC approval has been obtained. Additionally, WinStar has agreed to lend $3.5 million to CellularVision as soon as lenders' consents are obtained, and an additional $2.0 million upon the receipt of the approval of the transaction by CellularVision's stockholders and the completion of required FCC filings. The acquired spectrum will not be used to support any of the ongoing services or operations of CellularVision.

WinStar Communications, Inc. is a national local communications company, serving business customers, long distance carriers, fiber-based competitive access providers, mobile communications companies, local telephone companies, and other customers with broadband local communications needs. The company provides its Wireless Fiber (SM) services using its licenses in the 28 and 38 GHz spectrum. The company also provides long distance, Internet, data and information services.

WinStar is a registered trademark, and Wireless Fiber is a service mark of WinStar Communications, Inc.

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Financial Community                         Press

Frank Jepson                                Beth-Ellen Keyes

SVP Capital Markets                         (212) 584-4098

(212) 584-4021

KEYWORD:  NEW YORK